AMENDMENT TO TERMINALING AGREEMENT

This AMENDMENT TO TERMINALING AGREEMENT (“Amendment”) is by and among Intercontinental Fuels, LLC, a Texas limited liability company with its principal place of business at 17617 Aldine Westfield Road, Houston, Texas 77073 (“IFL”) and [Confidential treatment claimed pursuant to Rule 24b-2] (“FSI”). IFL and FSI may be collectively referred to as the “Parties,” or if referring to only one of the above entities, a “Party.”

RECITALS

On December 1, 2007, FSI entered into a Terminaling Services Agreement for Commingled Products with IFL (the “FSI Terminaling Agreement”). Pursuant to the FSI Terminaling Agreement, IFL agreed to allow FSI to store certain petroleum products at IFL’s fuel storage facility located at 17617 Aldine Westfield Road in Houston, Texas (the “Terminal”).

FSI and IFL desire to amend the FSI Terminaling Agreement in certain respects to provide for exclusive use of certain IFL storage capacity and to expand the storage capacity available to FSI.

NOW, THEREFORE, in consideration of the mutual promises and covenants expressed herein, IT IS HEREBY AGREED AS FOLLOWS:

1.	Terms of Amendment. IFL and FSI hereby amend the FSI Terminaling Agreement with the following terms and conditions:

a.	Exclusive Use of Tanks. IFL agrees to provide to FSI the exclusive use of the following tanks (the “Tanks”) for the following storage fees on the applicable commencement date listed below:

Tank Number and Capacity	Storage Fee	Commencement Date
[Confidential treatment claimed pursuant to Rule 24b-2]	[Confidential treatment claimed pursuant to Rule 24b-2]	November 1, 2009
[Confidential treatment claimed pursuant to Rule 24b-2]	[Confidential treatment claimed pursuant to Rule 24b-2]	November 1, 2009
[Confidential treatment claimed pursuant to Rule 24b-2]	[Confidential treatment claimed pursuant to Rule 24b-2]	January 1, 2010
[Confidential treatment claimed pursuant to Rule 24b-2]	[Confidential treatment claimed pursuant to Rule 24b-2]	February 1, 2010
[Confidential treatment claimed pursuant to Rule 24b-2]	[Confidential treatment claimed pursuant to Rule 24b-2]	February 1, 2010

Amendment to Terminaling Agreement

Initials: IFL:____	FSI:____

The applicable storage fee shall be payable on the corresponding commencement date. The Tank Numbers allocated to FSI can be changed upon prior notice to FSI.

IFL agrees to not commingle other customers’ product with FSI’s Product in the Tanks. IFL will deliver to FSI the identical Product that is stored in the Tanks. IFL guarantees that the Product stored in the Tanks will be FSI’s and FSI’s only.

b.
Mode of Delivery and Discharge. FSI will have the ability to receive Product via pipeline or transport truck. FSI shall be responsible for any capital expenditure required for the discharge of FSI’s Product via transport truck. In addition, IFL may charge an unloading fee for Product received via transport truck, which fee shall be contained in the Terminaling Agreement referred to in Section 3.

c.
Capital Investment. FSI agrees to build on the Terminal, at its own expense, twelve (12) fuel storage tanks (the “New Tanks”), each New Tank to have a storage capacity of thirty thousand (30,000) gallons. Without limiting the generality of the foregoing, FSI shall be responsible for payment of all permits, licenses, design, engineering, and construction expenses associated with building the New Tanks. All design, engineering, construction, and logistical work associated with building the New Tanks shall be coordinated with and approved by IFL’s designated project manager. Commencing upon the date that each New Tank is structurally sound enough to enter into operation for its intended use, FSI agrees to pay to IFL a throughput fee of [Confidential treatment claimed pursuant to Rule 24b-2] per month per New Tank. Notwithstanding the foregoing, the above throughput fee on all 12 New Tanks shall commence within one hundred eighty (180) days whether all (or any) of the New Tanks are complete. IFL will invoice FSI for such throughput fee in accordance with IFL’s normal billing procedures. Title to the New Tanks and any equipment or machinery paid for by FSI in connection with the New Tanks shall remain with FSI, and upon the expiration of the Terminaling Agreement referred to in Section 3, FSI may remove the New Tanks and such machinery or equipment at its own expense. If FSI removes the New Tanks and/or other machinery or equipment, it must leave the portions of the Terminal where the New Tanks or such machinery or equipment were located in good and tenantable condition.

Amendment to Terminaling Agreement

Initials: IFL:____	FSI:____

d.
Product. The Product to be stored in all tanks leased hereunder shall be the following: Gasoline and gasoline blend stock, diesel (low sulfur diesel and ultra low sulfur diesel), diesel blend stock, biodiesel and biodiesel blend stock, ethanol/methanol and related additives. FSI may blend its Product in the tank.

e.	Termination Date. The termination date of the FSI Terminaling Agreement shall be September 30, 2013.

2.
Deposit. Upon execution of this Amendment, FSI shall pay to IFL a security deposit of [Confidential treatment claimed pursuant to Rule 24b-2], which shall be applied to the last month of rent for Tank Numbers [Confidential treatment claimed pursuant to Rule 24b-2].

3.
Execution of Terminaling Agreement. IFL and FSI shall work together in good faith to incorporate the terms of Section 1 into a new Terminaling Agreement, which shall contain IFL’s customary provisions to the extent such customary provisions do not conflict with the terms of Section 1.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of October 30, 2009.

INTERCONTINENTAL FUELS, LLC		FUEL STREAMERS, INC.

By:	/s/	By:	/s/
	Sonny Wooley, Authorized Signatory	Phillip Rivkin, Chief Executive Officer

Amendment to Terminaling Agreement

Initials: IFL:____	FSI:____